041 Putnam Global Income Trust, October 31, 2010, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A	16,673
Class B	1,053
Class C	953

72DD2

Class M	2,319
Class R	185
Class Y	1,361

73A1

Class A	1.714
Class B	1.618
Class C	1.625

73A2

Class M	1.680
Class R	1.684
Class Y	1.748

74U1

Class A	11,986
Class B	722
Class C	1,046

74U2

Class M	1,317
Class R	172
Class Y	1,016

74V1

Class A	13.15
Class B	13.10
Class C	13.10

74V2

Class M	13.04
Class R	13.14
Class Y	13.16

Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.